UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):August 26, 2008

Compuware Corporation

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code):(313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 26, 2008, the Board of Directors of Compuware Corporation (“Compuware”) authorized management to enter into an agreement under Rule 10b5-1 of the Securities and Exchange Act of 1934 to repurchase up to 14,000,000 million shares of common stock, subject to the conditions to be set forth in the agreement. Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods if the purchases occur under the conditions specified in the Rule. A broker selected by Compuware will have the authority under the terms and limitations specified in the agreement to repurchase shares on Compuware’s behalf.

Depending on market conditions, Compuware may also conduct discretionary repurchases in the open market or in privately negotiated transactions during its normal trading windows under its $750 million authorization approved in February 2008, which had $670,542,000 remaining at June 30, 2008.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute forward-looking statements. These forward looking statements involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized and that could cause actual results to differ materially from Compuware’s expectations in these statements. For more information about other risks that could affect the forward-looking statements herein, please see Compuware’s most recent quarterly report on Form 10-Q, annual report on Form 10-K and other filings made with the Securities and Exchange Commission. Compuware expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: August 28, 2008	By:	/s/ Daniel S. Follis, Jr.
Daniel S. Follis, Jr. Vice President, General Counsel